Exhibit 2.01

                     AGREEMENT OF STOCKHOLDERS TO SELL STOCK
                             OF MAXCO OIL CO., INC.


This Agreement,  entered into this 22 day of August 2001 is by and between James
G. Maxey, James R. Leavy, and H. Thomas Cotter, individually and collectively referred to as ("Shareholders") and Mid-Power Resource Corporation, a Nevada corporation ("MPRC").

                                    RECITALS

WHEREAS, on April 6, 2001, MaxCo Oil Co. ("MaxCo") presented an interest in consummating a transaction with MPRC regarding a sale of a portion of the stock of MaxCo Oil Co., Inc.

WHEREAS, MaxCo Oil Co., Inc. and MPRC entered into a Letter of Intent to outline the terms of a transaction for the sale of a percentage of MaxCo to MPRC;

WHEREAS, MPRC desires to buy and the Shareholders are all the shareholders of MaxCo and they desire to sell seventy percent of their shares of MaxCo to MPRC in exchange for monies and stock of MPRC;

WHEREAS, as an inducement to MPRC to enter into this Agreement, James G. Maxey and H. Thomas Cotter have entered into employment agreements, attached hereto as Exhibits A and B, respectively, to this Agreement.

In consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. MPRC shall pay to Shareholders the sum of Four Hundred Fifty Thousand Dollars ($453,000.00) for their purchased shares of MaxCo as provided hereinbelow.

2. MPRC shall be prepared to loan to MaxCo, when it would be reasonably commercially feasible, the sum of One Million Dollars ($1,000,000.00).

3.       The Shareholders,  except for James R. Leavy,  represent and warrant to
         MPRC:

         a. that MaxCo is a corporation duly formed, validly existing and in good standing under the laws of the State of Nevada, and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted; and

         b. that no action at law or in equity and no other proceedings whatsoever, has ever been instituted against MaxCo, nor has any action or proceeding now pending, to dissolve MaxCo, or to declare its corporate rights, powers, franchises or privileges, or any of them, to be null and void, or to declare that it, or its Board of directors, or any of its Directors, Offices, agents, have exceeded or violated any of its corporate rights, powers, franchises, or privileges, or to obtain any decree, order, judgment or other judicial declaration or ruling that will or may impair, impeded or detract from any of the corporate rights, powers, franchises, or privileges, or any of them, now vested in MaxCo; and

         c. that MaxCo has an authorized capital stock of Two Thousand Five Hundred (2,500) no par shares which includes One Thousand

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                  (1,000) shares of common stock,  without par value,  all fully paid and non-assessable; that the One Thousand (1,000) shares of common stock have been duly issued for full, adequate and valuable consideration and are now outstanding; and that the Shareholders are the complete and lawful owners of all existing shares of common stock; and that no other stock of MaxCo exists and/or has been issued; and

         d. that MaxCo has duly paid any and all franchise or annual corporation taxes, fees, duties or charges, levied, assessed or imposed upon it, or any of its property, of whatsoever kind and description; and

         e. that all income taxes, unemployment, social security and all other taxes, fees and charges levied, assessed or imposed upon MaxCo by the United States, or any State, or governmental sub-division have been duly paid; and

         f. that the financial statements attached to as Exhibit C constitute, but are not limited to, a current balance sheet and Income and Expense Statement and Profit and Loss Statements, show all its assets and liabilities as of June 30, 2001 and that there has been no substantial material change in the financial condition of MaxCo since June 30, 2001; it being expressly understood that any difference not in excess of $50,000.00 in the amount of its assets and a difference on an excess of $25,000.00 of its liabilities shall not be deemed to be a material change in the financial change of MaxCo; and

         g. the financial records of MaxCo are true and correct, and that all monies due, or to become due, from or to MaxCo, by reason of any matter, cause, thing, or transaction whatsoever, have been duly entered therein; and that the Shareholders agree to hold harmless MaxCo from any and all monies due, or to become due, by reason of any matter whatsoever, initiated or accrued prior to the date hereof, and respective which no entry has been made in any books of account of MaxCo; and

         h. that the minute book of MaxCo contains a complete and accurate record of any and all meetings and/or proceedings and/or actions of the Shareholders and/or of the Board of Directors of MaxCo; and the Shareholders agree to save and hold harmless MaxCo and MPRC from any and all claims, and suits, arising out of any matter whatsoever, initiated or accrued prior to the date hereof, and respective of which an entry has not been made in the minute book of MaxCo.

4.       MPRC represents and warrant to Shareholders:

         a. that MPRC is a corporation duly formed, validly existing and in good standing under the laws of the State of Nevada, and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted; and

         b. that no action at law or in equity and no other proceedings whatsoever, has ever been instituted against MPRC, nor has any action or proceedings now pending, to dissolve MPRC, or to declare its corporate rights, powers, franchises or privileges, or any of them, to be null and void, or to declare that it, or its Board of Directors, or any of its Directors, Offices, agents, have exceeded or violated any of its corporate rights, powers, franchises, or privileges, or to obtain any decree, order, judgment or other judicial declaration or ruling that will or may impair, impede or detract from any of the corporate rights, powers, franchises, or privileges, or any of them, now vested in MPRC; and

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         c.       that MPRC has sufficient  authorized capital and capital stock to funds this merger as provided herein; and

         d. MPRC has duly paid any and all franchise or annual corporation taxes, fees, duties or charges, levied, assessed or imposed upon it, or any of its property, of whatsoever kind and description.

5. James G. Maxey agrees to sell to MPRC and MPRC agrees to purchase from James G. Maxey Three Hundred (300) shares of common stock of MaxCo, together with all dividends, incomes, and issues and rights therefrom, and all rights of preemption pursuant to the terms provided hereinbelow.

6. James R. Leavy agrees to sell to MPRC and MPRC agrees to purchase from James R. Leavy One Hundred (100) shares of common stock of MaxCo, together with all dividends, incomes, and issues and rights therefrom, and all rights of preemption pursuant to the terms provided hereinbelow.

7. H. Thomas Cotter agrees to sell to MPRC and MPRC agrees to purchase from H. Thomas Cotter Three Hundred (300) shares of common stock of MaxCo, together with all dividends, incomes, and issues and rights therefrom, and all rights of preemption pursuant to the terms provided hereinbelow.

8. At the time of transfer of the common stock the Shareholders shall, respectively, endorse in blank the certificates representing seventy percent (70%) of their shares of common stock of MaxCo and shall deliver them to MPRC.

9. The Shareholders and MPRC mutually covenant and agree that, at the time of transfer of the common stock:

         a. there will be no change in the financial condition of MaxCo, as set forth in its balance sheet of June 30, 2001, and MPRC except such as may occur in the ordinary and regular conduct of its business; and

         b. that no action or actions, suits or proceedings affecting or involving MaxCo or MPRC shall be in existence or threatened except the actions set forth in Exhibit D attached hereto; and

         c. there exist no undisclosed liabilities of MaxCo or MPRC, which, individually or in the aggregate may have a material affect upon MaxCo's or MPRC's financial condition.

10. The certificates of stock of MaxCo and all other books and documents referred to herein above shall be delivered to MPRC upon payment to the Shareholders of the following:

         a. 225,000 shares of Mid-Power Service Corporation shall be retained by MPRC for the benefit of James G. Maxey. Voting rights in these shares shall be held by James G. Maxey, except to the extent James G. Maxey assigns those rights. Said shares, until transferred to James G. Maxey, are not alienable or subject to encumbrance and the legal owner of said shares shall remain as MPRC, subject to the rights of James G. Maxey. Said shares shall be distributed in the following manner. The transfer of these shares is conditioned upon a minimum of fourteen (14) of the Arvin area wells, commonly described

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                  "George  Lease"  wells,  "Durr  Lease"  wells and others to be acquired in the Arvin area, becoming commercially productive. Commercially productive shall be defined, for purposes of this Agreement, as the production of oil in commercial quantities sufficient to yield a profit after the expense of production and maintenance of reserves sufficient to maintain production. The transfer of the stock to the shareholders shall not unreasonably be withheld by MPRC.

                  Upon satisfaction of the condition of production as set forth hereinabove one half (1/2) of the Mid-Power Service Corporation shares to be transferred to James G. Maxey shall be released upon expiration of the legend on the stock certificates restricting transferability of said shares. An additional one half (1/2) shall be distributed one year after the initial distribution.

         b. 225,000 shares of Mid-Power Service Corporation shall be retained by MPRC for the benefit of H. Thomas Cotter. Voting rights in these shares shall be held by H. Thomas Cotter, except to the extent H. Thomas Cotter assigns those rights. Said shares, until transferred to H. Thomas Cotter are not alienable or subject to encumbrance and the legal owner of said shares shall remain as MPRC, subject to the rights of H. Thomas Cotter. Said shares shall be distributed in the following manner. The transfer of these shares is conditioned upon a minimum of fourteen (14) of the Arvin area wells, commonly described "George Lease" wells, "Durr Lease" wells and others to be acquired in the Arvin area, becoming commercially productive. Commercially productive shall be defined, for purposes of this Agreement, as the production of oil in commercial quantities sufficient to yield a profit after the expense of production of maintenance reserves of sufficient to maintain production. The transfer of the stock to the shareholders shall not unreasonably be withheld by MPRC.

         c. Upon satisfaction of the condition of production as set forth hereinabove on half (1/2) of the Mid-Power Service Corporation shares to be transferred to H. Thomas Cotter shall be released upon expiration of the legend of the stock certificates restricting transferability of said shares. An additional one-half (1/2) shall be distributed one year after the initial distribution.
         d.
         e. The payment of One Hundred Thousand Dollars to James R. Leavy for One Hundred (100) shares of MaxCo stock, representing the totality of Leavy's MaxCo's shares. Payment shall be Fifty Thousand Dollars ($50,000.00) upon execution of this Agreement and Fifty Three Thousand Dollars ($53,000.00) one year thereafter.

         f. Three Hundred Fifty Thousand Dollars ($350,000.00) cash, which shall first be applied to payment of MaxCo's obligations. The balance if any, shall then be paid to: Shareholders Cotter and Maxey in the following proportions:

                           James G. Maxey   50%
                           H. Thomas Cotter 50%

         e. MPRC shall have first right of refusal to purchase the Mid-Power Service Corporation stock from Shareholder upon the following terms:

                  (i) Should Shareholder desire to transfer shares of Mid-Power Service Corporation, after expiration of the restrictions of transferability set forth on the stock certificates, said shares shall first be offered to MPRC. The price shall be fair market price of the Mid-Power Service Corporation stock as determined by the average trading value of the stock over the prior sixty (60) day period. Such rights as are set forth in this Section 10e)(i) are intended to

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                           create  additional  transferability  of the Mid-Power
                           Service   Corporation   stock  for  the   benefit  of
                           Shareholder.

                  (ii) Prior to the elapsing of the period of time as described in Section 10(a) and (b), MPRC shall have the right to maintain ownership of the Mid-Power Service Corporation stock, should a Shareholder desire to receive cash in lieu of stock for the purpose of the Shareholder's interest in MaxCo. The cash value the Shareholder shall receive, upon election of the Shareholder prior to distribution of the Mid-Power Service Corporation stock, shall be the average trading value of the stock over the prior sixty (60) day period.

                  (iii)    After the period of time has elapsed, as described in
                           Section 10(a) and (b), and for a period of three years thereafter, Shareholder may, in lieu of receiving Mid-Power Service Corporation stock or cash, elect to allow MPRC to maintain ownership of the stock, for the beneficial interest of Shareholders, until such time as Shareholder either elects to receive the Mid-Power Service Corporation stock to which Shareholder is entitled, or to receive cash for said stock. Should Shareholder elect to receive cash under this Section 10(e)(iii), the cash value for the mid-Power Service stock shall be the equivalent of One Hundred and Ten percent (110%) of the average trading value of the stock over the prior sixty (60) day period.

11. The representations, warranties, covenants, agreements and guarantees contained herein, on part of the all parties, shall be deemed and construed to be continued representations, warranties, covenants, agreements and guarantees that shall survive the delivery of the shares of stock. All parties including the stockholders of MaxCo and the officers and directors of MPRC shall be jointly and severally liable for any misrepresentation or breach of the representations, warranties, covenants, agreements and quantities contained herein.

12. Shareholder shall not engage in a business similar to that business presently conducted by MaxCo, in any capacity, directly or indirectly, within the State of California for a period of three years from the date of execution of this Agreement. The covenants contained in this Section are material inducement to MPRC to enter into this Agreement to purchase the shares of stock of Shareholder.

13.      Miscellaneous Provisions

         A. Titles and Headings. Titles and Headings as used in this Agreement are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of any provision.

         B. Assignment. This Agreement may not be assigned without the prior written consent of the parties hereto.

         C. Severability of Provisions. If any term or provision of this Agreement shall be adjudicated to be invalid or unenforceable, the remainder of the Agreement shall not be affected thereby and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

         D. Binding Effect. The terms and provision of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their successors and permitted assigns.

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         E.       Forbearance.  Any past or present  forbearance  on the part of any party to demand compliance with the terms and conditions of this Agreement shall in no way be construed as a waiver or defense to enforcement.

         F. Entire Agreement. This Agreement shall constitute the entire agreement between the parties hereto relating to the subject matter hereof. No modification of this Agreement or waiver of any provision hereof shall be binding unless the modification or waiver shall be in writing and signed by the parties hereto.

         G. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with, the laws of the State of Nevada, without giving effect to the conflict or choice of law principles thereof.

         H. Attorneys Fees. If any arbitration, litigation, or other legal proceeding occurs between the parties hereto relating to the enforcement or interpretation of this Agreement, the prevailing party shall be entitled to recover (in addition to any other relief awarded or granted) its reasonable costs and expenses (including attorneys'
         fees) incurred in the proceeding.

         I. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of the executed signature pages by facsimile transaction will constitute effective and binding execution and delivery of this Agreement.


IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by its officers or employees thereunto duly authorized and directed by appropriate corporate authority.

Mid-Power Resources Corporation

By: /s/  James W. Scott
    ----------------------------
Its: President
     ---------------------------

MaxCo Oil Co., Inc.

By: /s/ James G. Maxey
    ----------------------------
Its: President
     ---------------------------

/s/ James G. Maxey
--------------------------------
James G. Maxey

/s/ James R. Leavy    08-15-01
--------------------------------
James R. Leavy

/s/ H. Thomas Cotter
--------------------------------
H. Thomas Cotter

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